Exhibit 23.3

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Endologix, Inc. (formerly known as Radiance Medical Systems, Inc.) for the registration of 15,713,923 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 2002, except for the Note 7, as to which the date is February 8, 2002, with respect to the financial statements of Endologix, Inc. included in the Definitive Proxy Statement of Radiance Medical Systems, Inc. filed with the Securities and Exchange Commission on April 26, 2002.

/s/ Ernst & Young LLP

Orange County, California

June 21, 2002